THE TAIWAN FUND, INC. REVIEW
November 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review
Market Review:
In November, the Taiwan Stock Exchange Index (“TAIEX”) increased by 4.40% in U.S. Dollar terms. Proprietary traders and foreign investors bought a net of NT$2.01 billion and NT$21.84 billion, respectively, while local institutions sold a net of NT$0.39 billion. The pulp & paper and machinery sectors outperformed the TAIEX with a gain of 10.94% and 8.91%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the financial and cement sectors underperformed the TAIEX with a decrease of 1.73% and 0.79%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 1.84% year-over-year (“YoY”) in October. The seasonally adjusted unemployment rate increased to 6.04% YoY in October; however, 0.05% lower than the previous month. According to Customs’ records, Taiwan’s exports decreased by 4.7% YoY in October. Further, exports increased by 3.9% MoM to US$19.82 billion, the highest for the past one year. Seasonally adjusted export orders were increased by 5.43% YoY in October and reached US$31.75 billion, also the highest for the past one year.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.13% in November. Overweight positions in the IC design sector and underweight positions in the banking sector contributed positively to the Fund’s performance. However, an overweight position in the operator sector and an underweight position in the solar sector had a negative impact on the Fund’s performance.
Investment Strategy:
In November, the TAIEX rose 3.3% (NT$ term) despite muted earnings upgrades. Market sentiment remained robust on political events and major corporation actions. Specifically, the long-awaited financial MOU with the Peoples Republic of China was signed on November 16. Investors took profits on financials names after the signing, and have begun to look forward to a greater positive impact from the likely conclusion of the Economic Cooperation Framework Agreement (“ECFA”, similar to FTA) in mid-2010. Meanwhile, the merger of Innolux and Chi Mei Optoelectronics, which was announced on November 14, will likely kick off a series of corporate M&A transactions, as the new company’s competitors attempt to realign strategic resources to defend their competitive niches. M&A sentiment will likely persist and spill over. With a year-to-date appreciation of the TAIEX of 65%, 2009 is set to become the best year of performance since 1994. In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, while it is underweight in the financial and petrochemical sectors.
Total Portfolio Sector Allocation
As of 11/30/09

	% of	% of
	MV + Cash	TAIEX
Computer Service and Software	0.0	0.2
Electronic Components	0.0	4.2
Electronics Distribution	5.0	1.1
IC Design	9.3	4.8
PC & Peripherals	6.4	8.4
Optoelectronics	4.8	7.2
Other Electronics	6.3	7.8
Semiconductor Manufacturing	9.8	13.5
Telecommunications	8.2	7.7
Construction/Cement/Glass	2.9	3.4
Food	4.5	1.4
Chemicals/Biotech	1.2	1.8
Textiles/Paper	2.2	2.1
Electric Machinery/Appliances	0.7	1.4
Iron & Steel	3.0	3.1
Automobiles/Rubber	3.3	2.1
Transportation/Tourism	1.1	2.5
Wholesale & Retail	2.9	1.0
Miscellaneous (Footwear/Others)	1.1	1.8
Plastics/Petroleum Services	9.7	11.0
Financial Services	10.2	13.5

Total	92.6	100.0

Cash (% in liquid investments)	—	—

Cash (% in bank)	7.4	—
Technology	49.8	54.9
Non-Technology	32.6	31.6
Financial	10.2	13.5
Total Net Assets: US$287.29 Million
Top 10 Holdings of Total Fund Portfolio
As of 11/30/09

% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.40
Hon Hai Precision Industry Co., Ltd.	6.32
MediaTek, Inc.	3.84
Chunghwa Telecom Co., Ltd.	3.74
Cathay Financial Holding Co., Ltd.	3.33
Nan Ya Plastics Corp.	3.24
Synnex Technology International Corp.	3.15
China Steel Corp.	2.95
Formosa Petrochemical Corp.	2.64
Cheng Shin Rubber Industry Co., Ltd.	2.59

Total	39.20

NAV: US$15.47     Price: US$13.67     Discount: 11.64%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	4.53%	4.40%	4.40%	3.87%
Fiscal Year to Date (c)	11.78%	13.62%	13.70%	12.22%
One Year	61.23%	75.85%	80.78%	69.41%
Three Years	-0.92%	0.25%	4.17%	-3.99%
Five years	6.88%	6.02%	10.24%	2.29%
Ten Years	-0.89%	-0.34%	N/A	-2.56%
Since Inception	8.95%	9.53%	N/A	N/A
(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1994-11/30/2009
Taiwan Fund Premium/Discount
01/01/1993-09/30/2008
Taiwan Fund Premium/Discount
01/01/1993-08/31/2008
Market Data

	As of 10/31/09	As of 11/30/09
TAIEX	7340.08	7582.21
% change in NTD terms	-2.25	3.30
% change in USD terms	-3.38	4.40
NTD Daily avg. trading volume (In Billions)	102.29	96.47
USD Daily avg. trading volume (In Billions)	3.15	3.00
NTD Market Capitalization (In Billions)	18865.60	19542.80
USD Market Capitalization (In Billions)	580.07	607.32
FX Rate: (NT$/US$)	32.5230	32.1790
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang